Exhibit 5.1

August 26, 2021

Penn National Gaming, Inc. 825 Berkshire Blvd., Suite 200 Wyomissing, PA 19610

Re:	Penn National Gaming, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and are rendering this opinion in connection with the filing on the date hereof of a Prospectus Supplement (the “Prospectus Supplement”) to the Company’s Registration Statement on Form S-3ASR (File 333-238149)(the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 198,103 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company to be sold by the selling shareholder identified in the Prospectus Supplement ( the “Offered Common Stock”). The shares of Offered Common Stock may be sold by the selling shareholder from time to time as set forth in the Prospectus Supplement, any amendment thereto, and any supplements thereto filed pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Prospectus Supplement, (iii) the Second Amended and Restated Articles of Incorporation of the Company, and (iii) the Fourth Amended and Restated Bylaws of the Company. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

Penn National Gaming, Inc.

August 26, 2021

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents.

Based upon the assumptions set forth above, and in reliance thereon, we are of the opinion that the shares of Offered Common Stock have been validly issued and are fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the federal securities laws of the United States and the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included therein.

Sincerely,

/s/ Ballard Spahr LLP